                                                    FOR IMMEDIATE RELEASE

Lincoln Financial Group reports FOURTH Quarter and

full year 2020 Results

_______________________________________

❖	Net income EPS of $0.74 and adjusted operating EPS of $1.78
❖	Adjusted operating EPS included $(0.96) from elevated pandemic-related claims experience and

$0.38 of above targeted alternative investment income

❖	Net income ROE, including AOCI, of 2.6% and adjusted operating ROE, excluding AOCI, of 10.1%
❖	BVPS, including AOCI, of $118.02; BVPS, excluding AOCI, of $71.59
❖	Resumed share repurchases with $50 million completed in the quarter

Radnor, PA, February 3, 2021 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2020 of $143 million, or $0.74 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2019 of $431 million, or $2.15 per diluted share available to common stockholders. Fourth quarter adjusted income from operations was $346 million, or $1.78 per diluted share available to common stockholders, compared to adjusted income from operations of $482 million, or $2.41 per diluted share available to common stockholders, in the fourth quarter of 2019.

Net income for the full year of 2020 was $499 million, or $2.56 per diluted share available to common stockholders, compared to $886 million, or $4.38 per diluted share available to common stockholders in 2019. Full year 2020 adjusted income from operations was $865 million, or $4.45 per diluted share available to common stockholders, compared to $1.4 billion, or $6.71 per diluted share available to common stockholders for the full year of 2019.

“Underlying earnings power remained strong in the fourth quarter with both an increase in operating revenues and expense ratio improvement across all our businesses,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Though the pandemic continues to impact our financial results, the health and economic environment is showing signs of improvement. When combined with our confidence in our ability to build sales over the year, execute on expense initiatives, accelerate digital capabilities, and continue to return capital to shareholders, we are optimistic about our ability to drive shareholder value.”

	As of or For the		As of or For the
	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2020	2019	2020	2019
Net Income (Loss)	$143	$431	$499	$886
Net Income (Loss) Available to Common Stockholders	143	430	499	886
Net Income (Loss) per Diluted Share Available to Common Stockholders	0.74	2.15	2.56	4.38
Revenues	4,135	4,344	17,439	17,258
Adjusted Income (Loss) from Operations	346	482	865	1,355
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders	1.78	2.41	4.45	6.71
Average Diluted Shares	193.9	200.0	195.8	202.1
Return on Equity (ROE), Including Accumulated Other Comprehensive
Income (AOCI) (Net Income)	2.6%	8.7%	2.5%	4.9%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	10.1%	13.9%	6.3%	9.7%
Book Value per Share, Including AOCI	$118.02	$100.11	$118.02	$100.11
Book Value per Share, Excluding AOCI	71.59	71.27	71.59	71.27

Operating Highlights – Fourth Quarter and Full Year 2020

•	Operating revenues increased in all four business segments over the prior-year quarter
•	Total general and administrative expenses, net of amounts capitalized, declined $100 million in the year, driving a 60-basis point improvement in the expense ratio
•	Annuities average account values of $151 billion rose 9 percent over the prior-year quarter
•	Retirement Plan Services net flows of $340 million in the quarter drove positive flows for the full year
•	Life Insurance expense ratio improved 140 basis points compared to the prior-year quarter and 60 basis points for the full year
•	Group Protection insurance premiums increased 1% compared to the prior-year quarter and 4% for the full year

There were no notable items within adjusted income from operations for the current quarter while the full year included approximately $2.84 of net unfavorable items per share primarily related to the company’s annual review of DAC and reserve assumptions. In the prior-year quarter, there were no notable items within adjusted income from operations while the full year included approximately $1.99 of net unfavorable items per share primarily related to the company’s annual review of DAC and reserve assumptions.

Fourth Quarter 2020 – Segment Results

Annuities

Annuities reported income from operations of $289 million, up 7% over the prior-year quarter. The increase was primarily driven by higher account values from strong equity market performance.

Total annuity deposits of $2.5 billion were down 36% from the prior-year quarter. Variable annuity sales without guaranteed living benefits were up 48% versus the prior-year quarter while total variable annuity sales were down 11%. Fixed annuity sales of $82 million compared to $1.2 billion in the prior-year period with the change due to product actions taken to reflect lower interest rates. For the full year, total annuity sales of $11.3 billion compared to $14.5 billion for the prior year were driven by a decrease in fixed annuity sales as variable annuity sales grew 3% year over year.

Net outflows were $644 million in the quarter. For the full year, net outflows totaled $341 million, as fixed annuity net outflows offset positive net flows in variable annuities. Average account values for the fourth quarter of $151 billion were up 9% over the prior-year quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $49 million, up 4% from the prior-year quarter with the increase primarily driven by favorable returns within the company’s alternative investment portfolio and higher account values from strong equity market performance.

Total deposits for the quarter of $2.6 billion were down 4% from the prior-year quarter as growth in recurring deposits was more than offset by a decline in first-year sales. For the full year, total deposits of $10.0 billion were up 6% compared to the prior year, driven by growth in both first-year sales and recurring deposits.

Net flows totaled $340 million for the quarter. Positive flows in the quarter and full year combined with equity market growth led to average account values of $84 billion for the fourth quarter, up 10% over the prior-year quarter.

Life Insurance

Life Insurance reported income from operations of $144 million compared to $179 million in the prior-year quarter as favorable returns within the company’s alternative investment portfolio and expense management were more than offset by unfavorable mortality related to the pandemic.

Total Life Insurance sales were $115 million for the quarter and $630 million for the full year, down as a result of repricing actions to reflect lower interest rates and regulatory changes.

Total Life Insurance in-force of $894 billion grew 8% over the prior-year quarter, and average account values of $56 billion increased 6% over the same period.

Group Protection

Group Protection reported a loss from operations of $42 million in the quarter compared to income from operations of $54 million in the prior-year quarter. This change was primarily driven by unfavorable mortality and morbidity experience associated with the pandemic.

The total loss ratio was 88% in the current quarter compared to 74% in the prior-year quarter, driven primarily by the pandemic.

Group Protection sales were $450 million in the quarter compared to $297 million in the prior-year quarter with the increase driven by timing of sales. Full-year sales were $706 million, down 6% from the prior year with employee-paid sales representing 39% of total sales. Insurance premiums of $1.0 billion in the quarter were up 1% compared to the prior-year quarter, and full-year premiums of $4.3 billion were up 4% from the prior year.

Other Operations

Other Operations reported a loss from operations of $94 million versus a loss of $67 million in the prior-year quarter with $28 million of increased expenses in the current quarter, driven primarily by adjustments in deferred compensation related to the increase in the company’s share price.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were primarily driven by:

•	A $240 million non-economic loss associated with variable annuity GLB non-performance risk.
•	A $37 million tax benefit from the net impact of the Tax Cuts and Jobs Act.

Unrealized Gains and Losses

The company reported a net unrealized gain of $18.9 billion, pre-tax, on its available-for-sale securities at December 31, 2020. This compares to a net unrealized gain of $10.9 billion, pre-tax, at December 31, 2019, with the year-over-year increase primarily driven by tighter credit spreads.

Share Count

The quarter’s average diluted share count of 193.9 million was down 3% from the fourth quarter of 2019, the result of repurchasing 4.9 million shares of stock at a cost of $275 million since December 31, 2019.

Book Value

As of December 31, 2020, book value per share, including AOCI, increased 18% from the prior-year period to $118.02. Book value per share, excluding AOCI, increased slightly from the prior-year period to $71.59.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s fourth quarter 2020 statistical supplement available on its website, http://www.lfg.com/investor.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 4, 2021. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on February 4, 2021 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on February 4, 2021 through 12:00 p.m. Eastern Time on February 11, 2021. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 7262054.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $303 billion in end-of-period account values as of December 31, 2020. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, we earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index, and rank among Forbes’ World’s Best Employers, Best Large Employers, Best Employers for Diversity, and Best Employers for Women, and Newsweek’s Most Responsible Companies. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (“AOCI”) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of financial assets;
o	Changes in the fair value of equity securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
o

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”);

•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity, excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (“UL”), indexed universal life (“IUL”), variable universal life (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Total Revenues	$4,135	$4,344	$17,439	$17,258
Less:
Excluded realized gain (loss)	(523)	(171)	(721)	(794)
Amortization of DFEL on benefit ratio unlocking	3	2	(2)	6
Total Adjusted Operating Revenues	$4,655	$4,513	$18,162	$18,046

Net Income (Loss) Available to Common
Stockholders – Diluted	$143	$430	$499	$886
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(1)	-	-
Net Income (Loss)	143	431	499	886
Less:
Excluded realized gain (loss), after-tax	(414)	(135)	(570)	(627)
Benefit ratio unlocking, after-tax	177	91	194	277
Net impact from the Tax Cuts and Jobs Act	37	17	37	17
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(3)	(24)	(15)	(103)
Gain (loss) on early extinguishment of debt, after-tax	-	-	(12)	(33)
Total adjustments	(203)	(51)	(366)	(469)
Adjusted Income (Loss) from Operations	$346	$482	$865	$1,355

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$0.74	$2.15	$2.56	$4.38
Adjusted income (loss) from operations	1.78	2.41	4.45	6.71

Average Stockholders' Equity
Average equity, including average AOCI	$22,124	$19,844	$20,012	$17,973
Average AOCI	8,370	5,961	6,359	4,019
Average equity, excluding AOCI	13,754	13,883	13,653	13,954
Average goodwill	1,778	1,778	1,778	1,778
Average equity, excluding AOCI and goodwill	$11,976	$12,105	$11,875	$12,176

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	2.6%	8.7%	2.5%	4.9%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	10.1%	13.9%	6.3%	9.7%
Adjusted income (loss) from operations with average equity
excluding goodwill	11.6%	15.9%	7.3%	11.1%

(1) If the effect of equity classification would result in a more dilutive EPS, the numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of December 31,
	2020	2019
Book value per share, including AOCI	$118.02	$100.11
Per share impact of AOCI	46.43	28.84
Book value per share, excluding AOCI	71.59	71.27

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	December 31,
	2020	2019

Revenues	$4,135	$4,344

Net Income (Loss)	$143	$431
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(1)
Net Income (Loss) Available to Common
Stockholders – Diluted	$143	$430

Earnings (Loss) per Common Share – Basic	$0.74	$2.18
Earnings (Loss) per Common Share – Diluted	0.74	2.15

Average Shares – Basic	192,896,621	197,534,951
Average Shares – Diluted	193,898,721	200,005,404

	For the Year Ended
	December 31,
	2020	2019

Revenues	$17,439	$17,258

Net Income (Loss)	$499	$886
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$499	$886

Earnings (Loss) per Common Share – Basic	$2.58	$4.41
Earnings (Loss) per Common Share – Diluted	2.56	4.38

Average Shares – Basic	193,610,225	200,608,737
Average Shares – Diluted	195,772,374	202,105,134

(1) If the effect of equity classification would result in a more dilutive EPS, the numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: "anticipate," "believe," "estimate," "expect," "project," "shall," "will," and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19, and uncertainty surrounding the length and severity of future impacts on the global economy and on our business, results of operations and financial condition;

•	Further deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•	The impact of U.S. federal tax reform legislation on our business, earnings and capital;
•

The impact of Regulation Best Interest or other regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor, or other federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers that could affect our distribution model;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Further declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•	The impact of the implementation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the regulation of derivatives transactions;
•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our business, results of operation and financial condition;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on financial assets;

•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Future pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.